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                                                                   EXHIBIT 23.1

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

  As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cross Timbers Royalty Trust and Cross Timbers Oil Company of our report dated March 18, 1998, included in Cross Timbers Royalty Trust's Annual Report on Form 10-K for the year ended December 31, 1997, our report dated March 18, 1998, included in Cross Timbers Oil Company's Annual Report on Form 10-K for the year ended December 31, 1997, and our report dated April 17, 1998, included in Cross Timbers Oil Company's Current Reports on Form 8-K dated February 12, 1998 and April 24, 1998, and to all references to our firm included in this registration statement.

Arthur Andersen LLP

Fort Worth, Texas
June 15, 1998